OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

Contact:
Jennifer L. Schlueter
VP Corporate Communications & Investor Relations
OSG Ship Management, Inc.
+1 212 578 1634

OSG REPORTS RECORD THIRD QUARTER FISCAL 2005 RESULTS

Highlights

□     TCE revenue up 16% to $194.8 million quarter-over-quarter.
□     EPS (diluted) of $1.82 increases 5% quarter-over-quarter.
□     Quarterly gain on vessel sales and sale of securities adds $22.4 million, or $0.46 per share.
□     Seven vessels sold to and leased back from Double Hull Tankers, Inc. in connection with its IPO on
          October 13, 2005.
□     Active fleet asset management program brings fleet to 106 vessels, including newbuilds.
□     Quarterly dividend of $0.175 paid on August 25, 2005.

New York, NY - November 3, 2005 - Overseas Shipholding Group, Inc. (NYSE: OSG) today announced results for the third quarter and year-to-date fiscal year 2005. Net income for the quarter ended September 30, 2005 of $72.1 million, or $1.82 per diluted share, increased 5.2% compared with net income of $68.5 million, or $1.74 per diluted share, in the third quarter of 2004. TCE revenues for the quarter were $194.8 million compared with $167.9 million, an increase of 16.0% year-over-year. EBITDA for the third quarter 2005 declined 6.9% to $135.4 million from $145.4 million in the third quarter of 2004. The decrease in EBITDA was principally attributable to a decline in TCE rates for VLCCs and Aframaxes in the third quarter of 2005 compared with the year ago period. See Appendix 3 for a reconciliation of EBITDA.

For the nine months ended September 30, 2005, the Company reported net income of $351.1 million, or $8.89 per diluted share, an increase of 84.7% over $190.1 million, or $4.86 per diluted share, in the first nine months of 2004.TCE revenues for the first nine months of 2005 increased by 34.4% to $690.5 million from $513.9 million in the first nine months of 2004. EBITDA rose by 28.8% to $535.1 million from $415.4 million in the first nine months of 2004.

"We are pleased with our quarterly and year-to-date performance," said Morten Arntzen, President and CEO of Overseas Shipholding Group, Inc. "The tactics supporting our expansion strategy in crude, products, U.S. Flag and LNG trades are paying off. By diversifying our investment among these four strategic business units, we have created a superior value proposition for shareholders. We have diversified our fleet and continue to balance our chartering strategy between spot and time charters, affording shareholders a more stable, long-term investment opportunity in this sector, and at the same time, continue to participate in a buoyant crude transportation market."

Mr. Arntzen continued, "I strongly believe that the winners in this market will be the companies that have large modern fleets, the financial strength to execute their strategy throughout the cycle, the ability to attract top talent and a commitment to quality, safety and environmental programs that provide superior transportation services to customers. OSG continues to pursue each of these objectives."

Highlights of Recent Activities and Third Quarter Events

□     Active Management of a Diversified Fleet

In furtherance of the Company's strategy of actively managing its fleet by balancing its mix of owned and chartered-in tonnage, OSG sold and chartered back seven tankers in conjunction with Double Hull Tankers, Inc.'s (DHT) initial public offering on October 13, 2005. OSG received consideration of $580.6 million consisting of $412.6 million in cash and 14 million shares in DHT, representing a 47% equity stake in the company. The transaction resulted in a $230.0 million gain, which will be amortized over the five to six and one-half year initial charter terms. The transaction will be immediately accretive to earnings.

The Company used the proceeds from the transaction to reduce its debt outstanding in line with its goal of returning to leverage ratios and liquidity levels that existed prior to the early-2005 acquisition of Stelmar Shipping Ltd.

Additional information regarding the financial impact of the transaction to OSG is provided in Appendix 5, "Impact of DHT Transaction."

During the third quarter, the Company:

  sold and chartered back the Overseas Polys and the Overseas Cleliamar (both 1993-built Panamax tankers) for terms of 50 months.
  sold the Bravery, an International Flag Aframax built in 1994.
  re-delivered the Kaluga and Charles Eddie, vessels that had been chartered-in for one year and three years, respectively.

Subsequent to quarter-end, the Company:

  announced that it will time charter-in four International Flag newbuild product carriers from Parakou Shipping Limited, for a period of ten years each. The vessels are expected to be delivered to OSG between September 2006 and June 2007. The product carriers, all sister ships with a capacity of 51,000 deadweight tons, will be able to transport petroleum products, vegetable oils and IMO III chemicals.
  sold three VLCCs (Overseas Ann, Overseas Chris and the Regal Unity) and four Aframaxes (Overseas Cathy, Overseas Sophie, Rebecca and the Ania) to DHT and time chartered the vessels back for initial terms of five to six and one-half years.

□     U.S. Flag Business Unit Update

On November 2, 2005, Shell Trading U.S. Company (STUSCO), a subsidiary of Shell Oil, agreed to time charter two vessels in OSG's U.S. Flag newbuild program. The charters will commence upon delivery of the vessels.

On October 28, 2005, the keel was laid at the Aker Philadelphia Shipyard for the first of ten U.S. Flag product carriers being built that OSG will bareboat charter. The ten-ship newbuild program is the largest newbuild program of Jones Act vessels. OSG has the option to charter two additional product carriers under the program. In late 2004, OSG stated its intention to expand its presence in the U.S. Flag market and since that time the Company has significantly increased its fleet from ten vessels to 22, including newbuildings, establishing OSG as the largest owner/operator in the market.

Three International Flag product carriers, Overseas Maremar, Overseas Ambermar and Overseas Luxmar, were reflagged to U.S. on September 6, September 12 and October 8, 2005, respectively. These vessels, and the Company's car carrier, all participate in the U.S. Government's Maritime Security Program in exchange for which OSG receives a subsidy beginning in mid-October 2005 of $2.6 million per vessel, increasing to $3.1 million per vessel over the ten year program.

Financial Profile

During the first nine months of 2005, shareholders' equity increased by $339 million to $1.77 billion and liquidity, including undrawn bank facilities, increased to more than $970 million.

Liquidity adjusted debt to capital was 37.4% at September 30, 2005, a reduction of close to 13 percentage points from a pro forma 50.3% as of December 31, 2004, adjusted to reflect the Stelmar acquisition and the sales of product carriers in January 2005. Giving pro forma effect to the receipt of cash proceeds from the DHT transaction, the liquidity adjusted debt to capital at September 30, 2005 would be 26.7%.

Average TCE Rates Achieved

The following table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's International Flag fleet for the three and nine month periods ended September 30, 2005 compared with the same periods of 2004.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
VLCC
Average TCE Rate[1]	$ 34,676	$ 61,729	$ 54,285	$ 64,194
Number of Revenue Days	1,714	1,557	4,720	4,580
Aframax
Average TCE Rate[1]	$ 26,769	$ 31,148	$ 31,360	$ 32,117
Number of Revenue Days	1,508	1,235	4,592	3,584
Panamax
Average TCE Rate[1]	$ 22,807	$ 17,931	$ 24,129	$ 17,384
Number of Revenue Days	1,187	169	3,363	506
Handysize Product Carrier
Average TCE Rate[1]	$ 18,239	$ 16,872	$ 17,722	$ 18,048
Number of Revenue Days	2,537	355	7,046	1,015

1Includes vessels operating on voyage charters and period charters and the effect of forward freight agreements.

Fourth Quarter TCE Rates

As of October 31, 2005, the Company has achieved the following average estimated TCE rates for the percentage of days booked for vessels operating in the fourth quarter of 2005. The information for the VLCCs, Aframaxes and Panamaxes is based, in part, on information provided by the pools or commercial joint ventures in which they participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any acquisitions or disposals and the timing and length of drydocks and repairs.
Fourth Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 10/31/05	Open as of 10/31/05	Total	% Days Booked
VLCC (Tankers International pool) - Spot	$52,000	1,183	496	1,679	70.46%
Aframax (Aframax International pool) - Spot Aframax (Aframax International pool) - Time1	$41,500 $25,500	602 271	598 -	1,200 271	50.17% 100.00%
Panamax (Stelcape joint venture) - Spot Panamax - Time	$37,000 $20,500	181 728	258 -	439 728	41.23% 100.00%
Handysize (Product) - Spot Handysize (Product) - Time	$34,000 $16,500	162 2,062	320 -	482 2,062	33.61% 100.00%

1Includes one vessel fixed on time charter for the entire period outside the Aframax International pool.

Financial Information - Summary Consolidated Statements of Operations
($ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Shipping Revenues
Time and Bareboat Charter Revenues	$ 185,082	$ 163,072	$ 656,186	$ 488,572
Voyage Charter Revenues	18,121	8,881	60,808	41,733
	203,203	171,953	716,994	530,305
Voyage Expenses	(8,443)	(4,065)	(26,449)	(16,374)
Time Charter Equivalent Revenues	194,760	167,888	690,545	513,931

Vessel Expenses	42,866	24,697	130,938	74,264
Time and Bareboat Charter Hire Expenses	26,403	16,818	78,226	39,507
Depreciation and Amortization	39,995	25,368	116,444	75,009
General and Administrative	13,495	9,294	45,032	32,494
Total Ship Operating Expenses	122,759	76,177	370,640	221,274
Income from Vessel Ops. (100% owned)	72,001	91,711	319,905	292,657
Equity in Income of Joint Ventures	1,851	12,024	32,188	19,022
Operating Income	73,852	103,735	352,093	311,679
Other Income	21,552	16,295	66,522	28,717
Income before Interest and Taxes	95,404	120,030	418,615	340,396
Interest Expense	22,639	18,809	71,039	55,183
Income before Taxes	72,765	101,221	347,576	285,213
Provision/(Credit) for Federal Income Taxes	700	32,700	(3,569)	95,100
Net Income	$ 72,065	$ 68,521	$ 351,145	$ 190,113
	=========	========	========	=========
Basic Net Income Per Share	$ 1.83	$ 1.74	$ 8.90	$ 4.87
Diluted Net Income Per Share	$ 1.82	$ 1.74	$ 8.89	$ 4.86
Weighted Avg. Number of Shares (Basic)	39,445,347	39,368,594	39,442,633	39,021,687
Weighted Average Number of Shares (Diluted)	39,513,752	39,424,207	39,508,564	39,083,569

TCE Revenue by Segment
($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
International Flag
Crude	$ 121,984	$ 138,647	$ 484,874	$ 421,000
Product	46,271	5,990	124,867	18,319
Other	6,120	5,371	19,249	19,425
U.S. Flag	20,385	17,880	61,555	55,187
Total TCE Revenues	$ 194,760	$ 167,888	$ 690,545	$ 513,931

Financial Information - Summary Consolidated Balance Sheets
($ in thousands)

	September 30, 2005	December 31, 2004
Cash and Cash Equivalents	$ 140,120	$ 479,181
Other Current Assets	143,341	166,436
Capital Construction Fund	294,037	268,414
Vessels, including capital leases and vessel held for sale	2,677,347	1,456,365
Investments in Joint Ventures	106,841	227,701
Other Assets	88,072	82,701
Total Assets	$ 3,449,758	$ 2,680,798
	============	============
Current Liabilities	$ 147,712	$ 200,743
Long-term Debt and Capital Leases	1,386,978	906,183
Other Liabilities	149,769	147,500
Shareholders' Equity	1,765,299	1,426,372
Total Liabilities and Shareholders' Equity	$ 3,449,758	$ 2,680,798

Financial Information - Summary Consolidated Statements of Cash Flows
($ in thousands)

	Nine Months Ended September 30,
	2005	2004
Net cash provided by operating activities	$ 332,546	$ 256,534
Cash Flows from Investing Activities:
Expenditures for vessels	(1,905)	(51,130)
Proceeds from disposal of vessels	434,641	44,104
Acquisitions of interests in joint ventures	(69,145)	(2,292)
Acquisition of Stelmar Shipping Ltd.	(742,433)	—
Investments in and advances to joint ventures	(8,439)	(123,213)
Distributions from joint ventures	20,853	—
Purchases of other investments	(709)	(256)
Proceeds from dispositions of other investments	15,946	8,535
Other - net	(680)	(584)
Net cash (used in) investing activities	(351,871)	(124,836)
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	—	115,513
Issuance of long-term debt, net of issuance costs	781,268	158,784
Payments on debt and obligations under capital leases	(1,080,061)	(43,002)
Cash dividends paid	(20,710)	(20,642)
Issuance of common stock upon exercise of stock options	187	3,277
Other - net	(420)	(868)
Net cash provided by/(used in) financing activities	(319,736)	213,062
Net (decrease)/increase in cash and cash equivalents	(339,061)	344,760
Cash and cash equivalents at beginning of period	479,181	74,003
Cash and cash equivalents at end of period	$ 140,120	$ 418,763

Fleet

At September 30, 2005, OSG was the second largest publicly listed oil tanker company in the world as measured by number of vessels. OSG's fleet of 106 vessels, including newbuilds, aggregates over 12.3 million dwt. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totaled 98.6 vessels aggregating over 10.9 million dwt.

As indicated in the highlights section, OSG actively manages the balance between its owned and chartered-in tonnage. Since the beginning of the year, the Company has entered into sale-leaseback transactions covering six of its older vessels (excluding the DHT transaction). This has allowed the Company to maintain the size of our fleet while capturing the benefit of high vessel values.

□     Fleet List (As of September 30, 2005)

OWNED AND OPERATED FLEET
Vessel Class	Owned	Chartered-in or partial ownership	Total Fleet	Dwt
International Flag Fleet
V-Plus	2	—	2
VLCC	13	8	21
Aframax	13	4	17
Panamax	11	2	13
Handysize Product Carrier	12	13	25
Capesize Bulk Carrier	—	2	2
Total	51	29	80	11,312,785
U.S. Flag Fleet
Panamax	2	—	2
Handysize Product Carrier	5	2	7
Bulk Carrier	—	2	2
Pure Car Carrier	1	—	1
Total	8	4	12	569,859
Total Operating International and U.S. Flag Fleet	59	33	92	11,882,644

NEWBUILDING COMMITMENTS
	Delivery Dates	Chartered-in or partial ownership	Dwt/cbm
U.S. Flag Fleet
Handysize Product Carrier	2006 - 2010	10	460,000
Total Operating and Newbuild Fleet		102
LNG Carrier (measured in cbm)	2007 - 2008	4	864,800
Total Fleet		106

OPERATING FLEET WEIGHTED TO REFLECT OSG OWNERSHIP
Vessel Class	Owned	Chartered-in or partial ownership	Total Fleet	Dwt
International Flag Fleet	51	23.6	74.6	9,889,828
U.S. Flag Fleet	8	4.0	12.0	569,859
Total	59	27.6	86.6	10,459,687

For current fleet information, refer to the Company's website:www.osg.com

□       OSG's Operating Fleet

The table below presents changes to the Company's fleet ownership profile, based on the numbers of vessels weighted to reflect ownership, excluding newbuilds.

	Weighted to Reflect Ownership
Tonnage Control	As of Sept. 30, 2005	As of Dec. 31, 2004
Owned	69%	79%
Time chartered-in	7%	13%
Bareboat chartered-in	24%	8%
Total	100%	100%

□       Average Age of International Flag Operating Fleet

OSG has one of the youngest International Flag fleets in the industry. The Company believes its modern, well maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company's wholly-owned International Flag fleet in comparison with the world fleet.

Vessel Class	Average Age of OSG's Owned Fleet	Average Age of World Fleet*
VLCC	5.5 years	8.2 years
Aframax	7.4 years	9.0 years
Panamax	2.5 years	11.1 years
Handysize (Product Carrier)	4.7 years	12.5 years

*Source: Clarkson's as of 10/1/05

□       Drydock Schedule

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other maintenance. The table below sets forth anticipated days off-hire by vessel class.

	Fourth Quarter 2005		Fiscal 2006
	Projected Days Off- Hire	No. Vessels	Projected Days Off- Hire	No. Vessels
VLCC	14	1	84	5
Aframax	—	—	51	3
Panamax	—	—	—	—
Handysize (Product Carrier)	33	1	304	9
U.S. Flag	17	1	152	4
Total	64	3	591	21

Market Overview

Global oil demand in the third quarter of 2005 was estimated at 82.4 million barrels per day ("b/d"), an increase of 0.9% from comparable year ago levels. Oil demand levels are slightly down in North America and Europe compared with year ago levels as high prices have begun to dampen demand. Demand in Asia, excluding China, was stable at last year's levels. Chinese oil demand, an important driver of recent worldwide growth, increased but at a relatively slow pace as artificially low domestic retail prices for key products limited refinery runs and imports into the world's second largest oil-consuming economy. Nevertheless, the long-term growth outlook for China, as well as the rest of South and Far East Asia, remains favorable with an increase in oil demand growth of 7.4% expected in 2006.

OPEC production was estimated at 30.0 million b/d, up 1.4% from the comparable year ago period. Overall non-OPEC production decreased slightly from year ago levels, while production in the Former Soviet Union ("FSU") increased to an estimated 11.6 million b/d in the third quarter of 2005 from 11.4 million b/d in the same period last year. Long-haul Middle East crude oil production in the third quarter of 2005 increased relative to the second quarter against a decrease in production from short-haul suppliers in Latin America and the North Sea. This was beneficial for VLCC employment, but had a negative impact on Aframax trades.

Preliminary data indicates that Hurricanes Katrina and Rita had a significant impact on U.S. oil demand. Consumption of transport fuels fell sharply, partly as a result of logistical disruptions and partly in response to a spike in prices. Deliveries of fuel oil on the other hand, rose as disruptions to natural gas supplies and a sharp increase in natural gas prices led to substitution. The hurricanes significantly reduced crude oil and natural gas production in the Gulf of Mexico and caused major damage to refineries and resulted in counter-seasonal declines in U.S. imports of crude oil. At one stage, over 29% of daily U.S. refining capacity was shut down. This curtailed demand for crude imports in the world's largest oil-consuming economy, although it heightened the need for imports of refined oil products. It is likely that refining capacity will be restored to pre-hurricane levels more quickly than crude production in the Gulf of Mexico. As a result, additional long-haul movements of sweet and medium sour crudes will be required until full production is restored. The 21 million barrels of crude oil that were released to refiners from the Strategic Petroleum Reserve ("SPR") following the hurricanes will also need to be replaced.

Crude Oil Sector

International Flag VLCCs

□ During the third quarter of 2005, rates for modern VLCCs trading out of the Arabian Gulf averaged $37,600 per day, 17% higher than the average for the previous quarter but 48% lower than the average for the third quarter of 2004. This reflects the addition of 22 vessels year-over-year and lower world demand growth.

□ VLCC rates improved relative to the second quarter of 2005, reflecting the seasonal increase in worldwide demand. The increased crude oil was primarily supplied by additional OPEC production in the Middle East as oilfields in Saudi Arabia, UAE, Kuwait and Iran returned from second-quarter maintenance with expanded capacity. Late in the quarter, normal trade flows were disrupted by Hurricanes Katrina and Rita tying up tonnage in the U.S. Gulf. This further tightened the supply/demand balance of tonnage and put additional upward pressure on rates. As of October 13, 2005, about 70%, or 1.05 million b/d, of crude oil production in the U.S. Gulf remained out of service. Crude oil production is not forecast to fully return to pre-hurricane levels until 2006. The reduction in U.S. Gulf crude oil output prompted the U.S. Government to release about 21 million barrels of crude oil from its SPR to refiners in order to maintain production runs. In September, the combination of the hurricane-induced curtailment of refinery operations and the release of crude oil from the SPR caused a deceleration in crude oil imports, which had a moderating influence on freight rate increases.

□ Global oil demand growth increased only 0.9% over the year ago period, markedly slower than in 2004. Although apparent demand growth in China rebounded to almost 5%, this rate was still well below the double-digit expansions of the previous two years.

□ The world VLCC fleet grew to 468 vessels (136.7 million dwt) at September 30, 2005 from 456 vessels (132.7 million dwt) at the beginning of the year. Three deletions (0.9 million dwt) and twenty deliveries (6.2 million dwt) during the first nine months of 2005 continued to exert downward pressure on freight rates. Thirty-one newbuilding orders were placed during the first nine months of 2005. As a result, the orderbook increased to 98 vessels (29.7 million dwt) at September 30, 2005, equivalent to 21.7%, based on deadweight tons, of the existing VLCC fleet.

International Flag Aframaxes

□ In the Caribbean, Aframax freight rates were somewhat less volatile in the third quarter of 2005 compared with the second quarter, but decidedly weaker, as fleet expansion outpaced demand growth. For the entire quarter, rates averaged $21,700 per day, 24% less than the previous quarter and 29% less than the third quarter of 2004. There was a pickup in lightering activity in the U.S. Gulf in the aftermath of the hurricanes. A number of VLCC cargoes, originally scheduled to unload at the Louisiana Offshore Oil Port ("LOOP"), were diverted to smaller East Coast ports on Aframaxes, contributing to an early September rate increase.

□ Non-OPEC oil production growth has been driven in recent years by the FSU. FSU oil production only grew modestly in the third quarter in comparison with the more robust growth of the previous several years. FSU output in the third quarter of 2005 was 2% ahead of year ago levels and seaborne crude exports were estimated at 4.1 million b/d, also 2% above year ago levels. The fairly small increase in exports was due to pipeline maintenance at the Black Sea port of Novorossiysk, export duty increases favoring product exports over crude exports and a lack of new export infrastructure expansions compared with last year. Black Sea transits were again subject to weather disruptions, with a tightening effect on tonnage balances as the Bosporus Straits were closed to shipping traffic several times in late September due to heavy and recurrent fog. Declines in production at other key Aframax loading areas, including the North Sea, Venezuela, and other Latin American countries, negatively impacted demand for Aframaxes during the third quarter.

□ The world Aframax fleet increased to 657 vessels (66.1 million dwt) at September 30, 2005 from 627 vessels (62.5 million dwt) at December 31, 2004, as Aframax deliveries exceeded deletions, exerting downward pressure on rates. The pace of contracting, however, fell behind the rate of deliveries and the orderbook decreased to 155 vessels (16.9 million dwt) at September 30, 2005, equivalent to 25.6%, based on deadweight tons, of the existing Aframax fleet.

International Flag Panamaxes

□ Rates for Panamaxes trading in crude and residual oils averaged $28,800 per day during the third quarter of 2005, 12% less than the previous quarter and 1% less than the third quarter of 2004. The slight downturn in rates was primarily caused by the large number of newbuilding deliveries during the quarter, which outweighed a sharp rise in U.S. fuel oil imports. Production slowdowns in Latin America also had a dampening effect on rates for Panamaxes employed in the Caribbean and the West Coast of Central America.

□ As U.S. refiners adjusted their output mix in favor of lighter products, producing less fuel oil, utilities continued to substitute fuel oil for natural gas, especially following the steep increase in the price of natural gas during the summer and after hurricanes Katrina and Rita. As a result, U.S. fuel oil imports in the third quarter averaged 26% over year-ago levels, boosting demand for quality double-hull Panamaxes. Because clean product trades benefited most from the disruptions caused by Hurricanes Katrina and Rita, some owners moved their tonnage from the crude and residual oils trade into the clean products trade, providing support for Panamax rates. This support, however, was dampened by the expansion of the Panamax fleet.

□ The world Panamax fleet rose to 319 vessels (21.1 million dwt) at September 30, 2005 from 290 vessels (19.1 million dwt) at December 31, 2004, as deliveries exceeded deletions by a wide margin. Thirty-three Panamaxes (1.9 million dwt) have been ordered in the first nine months of 2005. The Panamax orderbook now stands at 175 vessels (11.5 million dwt), equivalent to 54.4%, based on deadweight tons, of the existing Panamax fleet.

International Flag Product Tanker Sector

□ Rates for Handysize Product Carriers operating in the Caribbean trades averaged $20,900 per day during the third quarter of 2005, 3% more than the previous quarter and 10% more than the third quarter of 2004. International trades in refined oil products increased markedly in the aftermath of Hurricanes Katrina and Rita in late August and mid September as the U.S. stepped up its imports to compensate for lost refinery production. There was a particularly sharp increase in jet fuel imports into the U.S. relative to the second quarter as its share of refinery throughput was cut in favor of increased gasoline output even as overall throughput declined.

□ The world Handysize fleet expanded to 532 vessels (22.0 million dwt) at September 30, 2005 from 524 vessels (21.5 million dwt) at December 31, 2004 as deliveries exceeded deletions. Newbuilding orders in 2005 have far outpaced deliveries and the Handysize orderbook increased to 195 vessels (8.9 million dwt) at September 30, 2005, equivalent to 40.3%, based on deadweight tons, of the existing Handysize fleet.

U. S. Flag Sector: Jones Act Product Carriers

□ The U.S. coastwise trades in products further strengthened in the third quarter of 2005, boosted by hurricane-related dislocations. Rates for the third quarter were at a level which equates to $42,000 per day for OSG's existing Jones Act Handysize Product Carriers, 8% higher than the second quarter and 28% higher than the same period in 2004. Hurricane-related damage to pipelines in the U.S. Gulf increased dependence on Product Carriers to transport oil from Gulf Coast refineries to the East Coast. Ostensibly, to ensure the uninterrupted movement of petroleum products to affected regions in the U.S., the Jones Act, which limits the carriage of shipments in the coastwise trades to qualifying U.S. Flag vessels, was temporarily waived from September 1 through September 19 and again from September 27 through October 24. This allowed International Flag tankers to transport oil between U.S. ports. The effect of the temporary waivers on the market was limited.

□ The total Jones Act Product Carrier fleet consisted of 43 vessels (1.8 million dwt) at September 30, 2005. Approximately 60% of this fleet is not double hull and will be phased out over the next ten years as a result of OPA 90 regulations. One vessel will be removed from the fleet by the end of 2005 and two vessels will be phased out in 2006. The Jones Act Product Carrier orderbook consists of ten 46,000 dwt vessels, all of which are to be delivered over a five-year period from 2006 to 2010.

Earnings Conference Call Information

The Company plans to host a conference call at 10:00 AM ET on November 3, 2005 to discuss results for the quarter. All shareholders and other interested parties are invited to call into the conference call, which may be accessed by calling +1 800 322 0079 within the United States, or +1 973 409 9258 for international participants. A live webcast of the conference call will also be available on Overseas Shipholding Group's website at http://www.osg.com in the Investor Relations Events and Webcasts section or via http://www.viavid.net. The Webcast will be available for 90 days and participants will need Windows Media Player.

An audio replay of the conference call will be available from 1:00 PM ET on Thursday, November 3rd, through midnight ET on Thursday, November 10 by calling +1 877 519 4471 within the United States and +1 973 341 3080 for international callers. The password for the replay is 6620914.

About OSG

Overseas Shipholding Group, Inc. (OSG) is a market leader in global energy transportation services. The Company owns and operates International Flag and U.S. Flag fleets that transport crude oil, petroleum products and dry bulk commodities throughout the world. Organized in 1969 and headquartered in New York City, New York, OSG also has offices in Athens, London, Manila, Newcastle and Singapore. More information about OSG is available at the Company's web site at http://www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the fourth quarter, anticipated levels of newbuilding and scrapping, projected drydock schedule, the ability to restore refining capacity and crude oil production in the Gulf of Mexico from damage caused by hurricanes, integration of Stelmar Shipping Ltd., the estimated impact on the Company's financial statements of the sale of seven vessels to Double Hull Tankers, Inc. and the charter back of such vessels, and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K for 2004.

Appendix 1 - Gains on Vessel Sales and Securities Transactions

The following table presents per share amounts after tax for net income adjusted for the effects of vessel sales and securities transactions:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

EPS (diluted)	$ 1.82	$ 1.74	$ 8.89	$ 4.86
(Gain) on Vessel Sales	(0.27)	(0.21)	(0.92)	(0.26)
(Gain) on Securities Transactions	(0.19)	(0.03)	(0.39)	(0.15)
	$ 1.36	$ 1.50	$ 7.58	$ 4.45

Note: Net income adjusted for the effect of vessel sales and securities transactions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While net income adjusted for the effect of vessel sales and securities transactions is frequently used by management as a measure of the vessels operating performance in a particular period, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income adjusted for the effect of vessel sales and securities transactions should not be considered an alternative to net income or other measurements prepared in accordance with accounting principles generally accepted in the United States.

Appendix 2 - Equity in Income of Joint Venture Vessels

The following is a summary of the Company's interest in its joint ventures. Revenue days are adjusted for OSG's percentage ownership in order to state the days on a basis comparable to that of wholly-owned vessels:

($ in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Equity in Income	$ 1,851	$ 12,024	$ 32,188	$ 19,022
Number of Revenue Days	27	208	435	379

Appendix 3 - EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

($ in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Income	$ 72,065	$ 68,521	$ 351,145	$ 190,113
(Credit)/Provision for Federal Income Taxes	700	32,700	(3,569)	95,100
Interest Expense	22,639	18,809	71,039	55,183
Depreciation and Amortization	39,995	25,368	116,444	75,009
EBITDA	$ 135,399	$ 145,398	$ 535,059	$ 415,405

Note: EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy debt service, capital expenditures and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 4 - Capital Expenditures

The following table presents information with respect to OSG's capital expenditures for the three and nine month periods ended September 30, 2005, excluding the acquisition of Stelmar, compared with the same periods of 2004:

($ in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Expenditures for vessels	$ 690	$ 411	$ 1,905	$ 51,130
Acquisitions of interests in joint ventures	—	—	69,145	2,292
Investments in and advances to joint ventures	953	63,805	8,439	123,213
Payments for drydockings	2,353	7,059	9,945	11,123
	$ 3,996	$ 71,275	$ 9,434	$ 187,758

Appendix 5 - Impact of DHT Transaction

The following tables provide additional pro forma information regarding the estimated impact of the DHT transaction on the Company's financial statements:

Income Statement Changes
($ in millions)

	Increase/(Decrease) in Net Income
	Three Months Ended December 31, 2005	Year Ended December 31, 2006
Operating Income
Management Fee Income	$ 2.8	$ 13.7
Vessel Expenses	0.5	2.5
Charter Hire Expenses 1	(6.7)	(31.6)
Depreciation and Amortization	3.7	18.1
Equity in Income of Joint Ventures	1.9	9.3
Operating Income	2.2	12.0
Interest Expense	4.0	18.7
Net Income	$ 6.2	$ 30.7

Balance Sheet Changes
($ in millions)

Increase/(Decrease) as of October 18, 2005
Assets
Vessels	$ (343.0)
Investments in Joint Ventures	168.0
Other Assets	(3.3)
Total Assets	$ (178.3)

Liabilities & Shareholders' Equity
Long-term Debt	$ (412.6)
Other Liabilities (Deferred Gain)	234.3
Total Liabilities & Shareholders' Equity	$ (178.3)

Footnotes to Appendix 5
1 (Table below is footnote 1, $ in millions)
Increase/(Decrease) in Net Income
	Three Months Ended December 31, 2005	Year Ended December 31, 2005
Basic Hire	$ (14.8)	$ (71.1)
Additional Hire2	-	-
Amortization of Deferred Gain	8.1	39.5
Charter Hire Expenses	$ (6.7)	$ (31.6)

2 For each $10,000 per day that average TCE rates exceed the basic hire rates in the period, charter hire expenses will increase by $4,000 per day and equity in income of joint ventures will increase by $1,868 per day.